Exhibit 5.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated February 25, 2021 relating to the financial statements of GFL Environmental Inc. appearing in the Annual Report on Form 20-F for the year ended December 31, 2020.
/s/ Deloitte LLP
Chartered Professional Accounts
Licensed Public Accountants
Toronto, Canada
April 12, 2021